Exhibit 97.1

HAWTHORN BANCSHARES, INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
1.Purpose. The purpose of this Policy is to describe certain circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to the Company Group. Each Executive Officer shall sign an acknowledgement or other agreement pursuant to which such Executive Officer will agree to be bound by, and comply with, this Policy.
2.Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Notwithstanding the foregoing, it is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or standards adopted by the SEC or Nasdaq, and, to the extent this Policy is in any manner deemed inconsistent with such rules or standards, this Policy shall be treated as retroactively amended to be compliant with such rules or standards. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy. In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee's responsibility and authority. Subject to any limitation at applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
3.Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.
(a)"Accounting Restatement" means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected the current period or left uncorrected in the current period. For the avoidance of doubt, an out-of-period adjustment, in which an error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period, shall not constitute an Accounting Restatement.
(b)"Board" means the Board of Directors of the Company.
(c)"Clawback Eligible Incentive Compensation" means, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company Group), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.
(d)"Clawback Period" means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company's fiscal year) of less than nine months within or immediately following those three completed fiscal years. For purposes of this Policy, a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to twelve months will be deemed a completed fiscal year.
(e)"Committee" means the Compensation Committee of the Board.
(f)"Company" means Hawthorn Bancshares, Inc., a Missouri corporation.
(g)"Company Group" means the Company, together with each of its direct and indirect subsidiaries.
(h)"Effective Date" means October 2, 2023.
(i)"Erroneously Awarded Compensation" means, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid. By way of example, with respect to any compensation plans or programs that take into account or relate to Incentive-based Compensation, the amount of Erroneously Awarded Compensation subject to recovery under this Policy includes, but is not limited to, the amount contributed to any notional account based on Erroneously Awarded Compensation and any earnings accrued to date on that notional amount.
(j)"Executive Officer" means (i) each individual who is or was designated as an "officer" of the Company in accordance with 17 C.F.R. 240.16a-1(f); and (ii) such additional members of the Company's senior leadership team as may be designated by the Committee. Executive Officer for purposes of this Policy includes, at a minimum, executive officers identified pursuant to 17 C.F.R. 229.401(b). Subsequent changes in an Executive Officer's employment status, including retirement or termination of employment, do not affect the Company's rights to recover Erroneously Awarded Compensation pursuant to this Policy.
(k)"Financial Reporting Measure" means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any other measure that is derived wholly or in part from such measure. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company's financial statements or included in a filing with the SEC. Stock price and total shareholder return shall, for purposes of this Policy, each be considered a Financial Reporting Measure.
(l)"Incentive-based Compensation" means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(m) "Nasdaq" means The Nasdaq Stock market.
(n)"Policy" means this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
(o)"Received" means actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company's fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition which is later satisfied.
(p)"Restatement Date" means the earlier to occur of (i) the date the Board, a committee of the Board, or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.
(q)"SEC" means the U.S. Securities and Exchange Commission.
4.Repayment of Erroneously Awarded Compensation.
(a)In the event of an Accounting Restatement, the Committee shall reasonably promptly determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall reasonably promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).
(b)The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery, which methods of recovery need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of Nasdaq. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonable acceptable to the Committee) with the Executive Officer. If the Executive Officer fails to sign the repayment agreement within thirty (30) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash. For the avoidance of doubt, except as set forth in Section 4(e) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer's obligations hereunder.
(c)To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due, the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer, which may include without limitation, by way of example, the forfeiture of unvested Incentive-based Compensation, the forfeiture of unvested time-based equity or cash incentive compensation awards, the forfeiture of benefits under a nonqualified deferred compensation plan, withholding of dividends and the offset of all or a portion of the amount of the Erroneously Awarded Compensation against other compensation payable to the Executive Officer.

(d)The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by members of the Company Group in recovering such Erroneously Awarded Compensation in accordance with the terms of this Policy.
(e)Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by this Section 4 if the following conditions are met and the Committee determines that recovery would be impracticable:
(i)The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts, and provided such documentation to Nasdaq;
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and a copy of the opinion has been provided to Nasdaq; or
(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
5.Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including disclosures required by applicable SEC filings.
6.Indemnification Prohibition. No member of the Company Group shall indemnify any Executive Officer (including for the avoidance of doubt any former Executive Officer) against (a) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (b) any claims relating to the enforcement by any member of the Company Group of its rights under this Policy. Further, the members of the Company Group are prohibited from paying or reimbursing an Executive Officer (including for the avoidance of doubt any former Executive Officer) for the cost of purchasing insurance to cover any such loss. No member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the right of any member of the Company Group to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).
7.Administrator Indemnification. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy or applicable indemnification agreement with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy or applicable indemnification agreement.
8.Effective Date. This Policy shall be effective as of the Effective Date.
9.Amendment; Termination. The Committee may unilaterally amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company's securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company's securities are listed.
10.Other Recoupment Rights; No Additional Payments; Company Claims. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an employee to agree to abide by the terms of this Policy to the extent applicable, and any employment agreement, equity award agreement, or any other agreement entered into with an employee of any member of the Company Group before, on or after the Effective Date may be unilaterally amended by any member of the Company Group to comply with this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to any member of the Company Group under applicable law, regulation or rule or pursuant to the terms of any similar policy or provision in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the members of the Company Group. Nothing contained in this Policy, and no recoupment or recovery as contemplated by this Policy, shall limit any claims, damages or other legal remedies the members of the Company Group or any of their respective affiliates may have against an Executive Officer arising out of or resulting from any actions or omissions by the Executive Officer.
11.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.
12.Severability. The provisions of this Policy are intended to be applied to the fullest extent of the law. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.
13.Governing Law; Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Except to the extent preempted by federal law, the laws of the State of Missouri, as amended from time to time, shall govern the construction and application of this Policy. Words used in the singular shall include the plural, as appropriate. The words "herein," "hereunder," and other similar compounds of the word "here" shall refer to this entire Policy, not to a particular section. Any mention of "Sections", unless stated specifically to the contrary, refers to a section in this Policy. All references to statutory sections or rules or standards of any governmental authority, national securities exchange or national securities association include the section, rule or standard so identified, as amended from time to time, or any other applicable statute, rule or standard of similar import and in the case of any statute, all applicable rule and regulations promulgated thereunder. The word "including" (in its various forms) means "including without limitation."

HAWTHORN BANCSHARES, INC.
POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Hawthorn Bancshares, Inc. Policy for the Recovery of Erroneously Awarded Compensation (the "Policy"). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this "Acknowledgement Form") shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, and in consideration of the continued benefits to be received from the Company Group and the undersigned's right to participate in, and as a condition to the receipt of, Incentive-based Compensation, the undersigned acknowledges and agrees that: (i) the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned's employment with the Company Group; (ii) the undersigned will abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company Group to the extent required by, and in a manner permitted by, the Policy; and (iii) that the terms of the Policy in effect from time to time shall supersede any conflicting obligations of the Company Group in any existing or future governing document of the Company Group, including without limitation any compensatory or benefit plan or program, employment agreement, equity award agreement, severance obligation or charter or bylaw provision.

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